Filed Pursuant to Rule 433

Registration Statement No. 333-184717

Final Term Sheet

November 2, 2012

MICROSOFT CORPORATION

0.875% Notes due 2017

2.125% Notes due 2022

3.500% Notes due 2042

Issuer:	Microsoft Corporation

Title of Securities:	0.875% Notes due 2017 (the “2017 Notes”) 2.125% Notes due 2022 (the “2022 Notes”) 3.500% Notes due 2042 (the “2042 Notes” and, together with the 2017 Notes and the 2022 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2017 Notes: $600,000,000 2022 Notes: $750,000,000 2042 Notes: $900,000,000

Price to Public (Issue Price):	2017 Notes: 99.423% of principal amount 2022 Notes: 99.427% of principal amount 2042 Notes: 98.862% of principal amount

Maturity Date:	2017 Notes: November 15, 2017 2022 Notes: November 15, 2022 2042 Notes: November 15, 2042

Coupon (Interest Rate):	2017 Notes: 0.875% per annum 2022 Notes: 2.125% per annum 2042 Notes: 3.500% per annum

Benchmark Treasury:	2017 Notes: UST 0.750% due October 31, 2017 2022 Notes: UST 1.625% due August 15, 2022 2042 Notes: UST 3.000% due May 15, 2042

Spread to Benchmark Treasury:	2017 Notes: 0.27% (27 basis points) 2022 Notes: 0.47% (47 basis points) 2042 Notes: 0.67% (67 basis points)

Benchmark Treasury Price and Yield:	2017 Notes: 100-04 1/4 / 0.723% 2022 Notes: 99-05 / 1.719% 2042 Notes: 102-04+ / 2.892%

Yield to Maturity:	2017 Notes: 0.993% 2022 Notes: 2.189% 2042 Notes: 3.562%

Interest Payment Dates:	Semi-annually on May 15 and November 15, beginning on May 15, 2013

Interest Payment Record Dates:	May 1 and November 1 of each year

Optional Redemption:	2017 Notes: At any time at T + 5 basis points 2022 Notes: At any time at T + 10 basis points 2042 Notes: At any time at T + 12.5 basis points

Type of Offering:	SEC registered (No. 333-184717)

Net Proceeds to Issuer (before transaction expenses):	2017 Notes: $594,438,000 2022 Notes: $742,327,500 2042 Notes: $881,883,000

Trade Date:	November 2, 2012

Settlement Date (T+3):	November 7, 2012

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC UBS Securities LLC

Senior Co-Managers:	HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Lebenthal & Co., LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2017 Notes: 594918 AP9 / US594918AP95 2022 Notes: 594918 AQ7 / US594918AQ78 2042 Notes: 594918 AR5 / US594918AR51

Long-Term Debt Ratings:	Moody’s, Aaa (stable); S&P, AAA (stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 888-603-5847, J.P. Morgan Securities LLC collect at 212-834-4533, or UBS Securities LLC toll free at 877-827-6444 (extension 561-3884).